Investor Contact:              Enrique Mayor-Mora
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NEWS RELEASE
News Media Contact:    Cori Rice
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DENNY'S SELECTED AS FULL SERVICE OPERATOR OF CHOICE FOR PILOT TRAVEL CENTERS
Potential For Up to 190 New Denny’s Locations
Culmination of Three Year Relationship

SPARTANBURG, S.C., March 16, 2010 – Denny's Corporation (Nasdaq:DENN) today announced that it has been selected as the full-service restaurant operator of choice for Pilot Travel Centers LLC (“Pilot”), one of the nation’s largest retail operators of travel centers catering to the professional driver and traveling motorist in 41 states with over 300 retail interstate properties.  Pilot is in the process of merging with Flying J Travel Centers (“Flying J”), subject to final approval by the Federal Trade Commission (FTC).

Up to 140 Flying J Travel Centers across North America could have their full-service restaurants converted to Denny’s.  Denny’s expects to begin the Flying J conversions in the second quarter of 2010 and to have a majority of the conversions completed by year end.  On an annualized basis these conversions are expected to add an estimated 7% to 8% to Denny’s system-wide sales. Denny’s franchisees will convert and operate most of the Flying J locations with the Company planning to convert and operate approximately fifteen of the restaurants.  As previously communicated the capital outlay is expected to be approximately $525,000 per conversion.  The parties expect existing employees will generally remain in place.

Pilot and Denny’s have identified 50 existing and proposed Pilot Travel Centers as potential Denny’s locations.  These new travel centers and conversion opportunities will occur over the next several years as Pilot resumes its normal development pipeline.

Commenting on the potential venture, Nelson Marchioli, CEO of Denny’s said:  “This is a meaningful opportunity for Denny’s to expand the Denny’s brand and provide further development options for our franchisees.  Based on the success of our seven existing Pilot locations and four Flying J conversions, we expect this agreement will truly add long-term value for the Company, its shareholders and franchisees.  We value the relationship we have developed with Pilot, and we have demonstrated that Denny's enhances the experience for Pilot’s existing customers.  The combination of our two brands is a natural fit and the performance of our initial locations has exceeded expectations.  Developing restaurants along our nation's highways has always been an important part of Denny's heritage, and this relationship represents the culmination of many years of work.”

Jimmy Haslam, CEO of Pilot, said: “We are very excited to grow our partnership with Denny’s restaurants.  We believe that the success of the concept is proven based on the results of the conversions already completed and we look forward to rapidly expanding the conversions.  By aligning our brands, our mutual focus on quality and our commitment to satisfying customers, we believe this will result in a great opportunity to better service the traveling public.  We look forward to building on this relationship with Denny’s and their leadership team.”

About Pilot

Pilot Travel Centers LLC is one of the nation's largest retail operators of Travel Centers, catering to the professional driver and traveling motorist in 41 states with over 300 retail interstate properties.  The company is headquartered in Knoxville, Tennessee, employs 13,000 nation-wide and is held in a partnership between Pilot Corporation, wholly owned by the Haslam family, and Propeller Corporation, wholly owned by the funds advised by CVC Capital Partners, a leading global private equity firm.

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

This communication may be deemed a “solicitation” under the rules of the Securities and Exchange Commission in connection with Denny’s Corporation’s 2010 annual meeting of stockholders.  Denny’s will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2010 annual meeting of stockholders.  Stockholders are strongly advised to read Denny’s 2010 proxy statement when it becomes available because it will contain important information.  Stockholders will be able to obtain copies of Denny’s 2010 proxy statement and other documents filed by Denny’s with the SEC in connection with its 2010 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Denny’s website at www.dennys.com.  Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies from stockholders in connection with Denny’s Corporation’s 2010 annual meeting of stockholders is available on a Schedule 14A filed with the SEC on April 13, 2009, and on a Form 8-K filed with the SEC on February 1, 2010.